Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Aug. 26 /PRNewswire-FirstCall/ -- At its August 26, 2010 meeting, the Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a 10% stock dividend payable September 24, 2010 to shareholders of record as of September 10, 2010.  Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "The bank has performed well during the recession and the Board felt that this 10% stock dividend was an appropriate action for the benefit of the company's shareholders. The company intends to maintain its $.10 per share quarterly dividend."

In June, the company was recognized by US Banker magazine as the 78th best performing community bank in the country based on a three year return on equity.  Mr. Lane said, "We are seeing encouraging changes in our deposit balances that indicate an improving local economy.  We are well positioned for the recovery and what the 'new normal' will be in the future."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT:  Sheryl G. Sharry, +1-843-724-1500, for Bank of South Carolina Corporation